AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of February 9, 1996, by and among MILFORD CO-OPERATIVE BANK ("Milford"), a New Hampshire state chartered co-operative bank, CFX CORPORATION ("CFX"), a New Hampshire corporation, and CFX BANK ("Bank"), a New Hampshire state chartered savings bank ("Bank").

                                   WITNESSETH

     WHEREAS, the parties hereto desire that Milford shall be merged with and into Bank ("Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A ("Plan of Merger"); and
                   -------

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                              CERTAIN DEFINITIONS

     1.1. "CFX Financial Statements" shall mean (i) the consolidated balance sheets of CFX as of September 30, 1995 and as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1995 and each of the three years ended December 31, 1994, 1993 and 1992 as filed by CFX in SEC Documents and (ii) the consolidated balance sheets of CFX and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by CFX in SEC Documents with respect to periods ended subsequent to September 30, 1995.

     1.2. "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.5. "Effective Date" shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

     1.6. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.7. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.8. "FDIA" shall mean the Federal Deposit Insurance Act.

     1.9. "FDIC" shall mean the Federal Deposit Insurance Corporation.

    1.10. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.


    1.11. "Investment Company Act" means the Investment Company Act of 1940, as amended.

    1.12. "Material Adverse Effect" shall mean, with respect to Milford or CFX, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and, in the case of CFX, its subsidiaries taken as a whole; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (1) changes in interest rates (provided that Milford is in compliance with its asset/liability management policy as disclosed to CFX prior to the date of this Agreement, as the same may be revised thereafter with CFX's concurrence), or (2) changes in state and federal regulations or legislation affecting New Hampshire banks; or (ii) matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

     1.13. "Milford Financial Statements" shall mean (i) the balance sheets of Milford as of December 31, 1995 and as of June 30, 1995, 1994 and 1993 and the related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended December 31, 1995 and each of the three years ended June 30, 1995, 1994 and 1993 as filed by Milford in SEC Documents and (ii) the balance sheets of Milford and related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Milford in SEC Documents with respect to periods ended subsequent to December 31, 1995.

      1.14. "OTS" shall mean the Office of Thrift Supervision of the Department of the Treasury.

      1.15. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC or OTS subsequent to January 1, 1995 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.

      1.16. "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of CFX or Milford to solicit their votes in connection with this Agreement and the Plan of Merger.

      1.17. "Registration Statement" shall mean the registration statement with respect to the CFX Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act, if required.

      1.18. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

      1.19. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

      1.20. "Securities Act" shall mean the Securities Act of 1933, as amended.

      1.21. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission and the OTS promulgated thereunder.

      1.22. "Stock Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith by and between Milford and CFX pursuant to which Milford will grant CFX the right to purchase certain shares of Milford Common Stock (as defined below).

      Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles II, III and IV hereof.


                                ARTICLE 2.
                   REPRESENTATIONS AND WARRANTIES OF MILFORD

      Milford hereby represents and warrants to CFX and Bank as follows:

2.1.  CAPITAL STRUCTURE OF MILFORD

      The authorized capital stock of Milford consists of 1,800,000 shares of common stock, par value $1.00 per share ("Milford Common Stock"), of which 659,917 shares are issued and outstanding and no shares are held in treasury as of the date hereof. No shares of Milford Common Stock are reserved for issuance except as Previously Disclosed and except for 360,000 shares of Milford Common Stock reserved for issuance under the Stock Option Agreement. All outstanding shares of Milford Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed and except for options to acquire shares of Milford Common Stock pursuant to the Stock Option Agreement, Milford does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Milford. None of the shares of Milford's capital stock has been issued in violation of the preemptive rights of any person.

2.2.  ORGANIZATION, STANDING AND AUTHORITY OF MILFORD

      (a) Milford is a duly organized co-operative bank, validly existing and in good standing under the laws of New Hampshire with full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Milford. Milford does not own, directly or indirectly, five percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization.

      (b) Milford (i) qualifies as a domestic building and loan association under Section 7701(a)(19) of the Code, (ii) qualifies as a qualified thrift lender as defined in the Home Owners' Loan Act of 1933, and the regulations of the OTS thereunder, (iii) is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein and (iv) is a qualified seller and servicer for the Federal Home Loan Mortgage Corporation.

2.3.  AUTHORIZED AND EFFECTIVE AGREEMENT

      (a) Milford has all requisite corporate power and authority to enter into and perform all its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Milford, including without limitation the approval of a majority of the disinterested directors of Milford, except that the affirmative vote of the holders of two-thirds of the shares of Milford Common Stock is the only shareholder vote required to approve the Plan of Merger pursuant to Chapter 388 of the New Hampshire Revised Statutes Annotated and Milford's Amended Articles of Agreement and Bylaws. The Board of Directors of Milford has directed that this Agreement and the Plan of Merger be submitted to Milford's stockholders for approval at an annual or special meeting to be held as soon as practicable.

      (b)   Assuming the accuracy of the representation contained in
Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Milford, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Milford with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Amended Articles of Agreement or Bylaws of Milford, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Milford pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Milford, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Milford.

      (d) Other than as contemplated by Sections 4.1 and 4.3 hereof and as expressly referred to in the Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Milford on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby other than the filing of a certificate or articles of merger or similar document with the appropriate New Hampshire state authorities.

2.4.  SEC DOCUMENTS; REGULATORY FILINGS

      Milford has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Milford has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.5.  FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

      The Milford Financial Statements fairly present the financial position of Milford as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Milford for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of Milford fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Milford contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.6.  MATERIAL ADVERSE CHANGE

      Milford has not suffered any material adverse change in its financial condition, results of operations or business since June 30, 1995.

2.7.  ABSENCE OF UNDISCLOSED LIABILITIES

      Milford has no liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Milford, or that, when combined with all similar liabilities, would be material to Milford, except as Previously Disclosed, as disclosed in the Milford Financial Statements filed with the OTS prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1995.

2.8.  PROPERTIES

      Milford has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Milford and which are reflected on the Milford Financial Statements as of June 30, 1995 or acquired after such date, except
(i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Milford, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Milford are valid and enforceable in accordance with their respective terms.

2.9.  LOANS; ALLOWANCE FOR LOAN LOSSES

      (a)   Each loan reflected as an asset in the Milford Financial Statements
(i) is in all material respects evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is not subject to any known defenses, set-off or counterclaims except as may be provided under bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (b) Except as Previously Disclosed, as of September 30, 1995, Milford was not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Milford or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Milford and that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to 12 C.F.R. Section 563.43, comply therewith.

2.10. TAX MATTERS

      (a) Milford has timely filed federal income tax returns for each year through June 30, 1995 and has timely filed all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Milford. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes. As of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date (or that portion of any period that is prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof. No (i) audit examination,
(ii) deficiency or (iii) refund litigation with respect to any tax is pending. Milford will not have any material liability for any taxes in excess of amounts paid or reserves or accruals established.

      (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Milford are complete and accurate in all material respects. Milford is not delinquent in the payment of any tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Milford which have not been settled and paid. There are currently no agreements in effect with respect to Milford to extend the period of limitations for the assessment or collection of any tax.

      (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Milford prior to or following consummation of the transactions contemplated hereby could result in Milford making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.


2.11. EMPLOYEE BENEFIT PLANS

      (a) Prior to the Closing Date, Milford will make available to CFX true and complete copies of (i) all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Milford, (ii) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(iii) the most recent annual reports filed with any government agency, and
(iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      (b) Neither Milford nor any pension plan maintained by Milford has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

      (c) Milford does not participate in, and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

      (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Milford which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and Milford knows of no reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

      (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Milford which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on Milford.

      (f) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by Milford did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

2.12. CERTAIN CONTRACTS

      (a) Except as Previously Disclosed, Milford is not a party to, or bound by, (i) any material contract, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of Milford's banking business) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Milford or the guarantee by Milford of any such obligation, other than instruments relating to transactions entered into in the customary course of business, (iii) any written or oral agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union.

      (b) Milford is not in default in any material respect under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

2.13. LEGAL PROCEEDINGS

      Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Milford, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Milford or against any asset, interest or right of Milford that, if determined adversely to Milford, would, individually or in the aggregate, have a Material Adverse Effect on Milford. To the knowledge of Milford, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Milford, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of Milford, that might give rise to a claim for indemnification and that, in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Milford and, to the knowledge of Milford, there is no reasonable basis for any such action, suit or proceeding.

2.14. COMPLIANCE WITH LAWS

      Milford is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Milford, and Milford has not received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Milford is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

2.15. LABOR MATTERS

      With respect to its employees, Milford is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1995, Milford has not experienced any attempt by organized labor or its representatives to make Milford conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Milford. There is no unfair labor practice charge or other complaint by any employee or former employee of Milford against it pending before any governmental agency arising out of Milford's activities; there is no labor strike or labor disturbance pending or, to the knowledge of Milford, threatened against it; and Milford has not experienced a work stoppage or other labor difficulty since July 1, 1995.

2.16. BROKERS AND FINDERS

      Neither Milford nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Milford has engaged and will pay a fee or commission to Kaplan Associates, Inc. as Previously Disclosed.

2.17. INSURANCE

      Milford currently maintains insurance in amounts reasonably necessary for its operations. Milford has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Milford has not been refused any insurance coverage sought or applied for, and Milford has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Milford. The deposits of Milford are insured by the Savings Association Insurance Fund of the FDIC in accordance with the FDIA, and Milford has paid all assessments and filed all reports required by the FDIA.

2.18. ENVIRONMENTAL LIABILITY

      Milford has not received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Milford, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Milford of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Milford; there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Milford is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.19. ADMINISTRATION OF TRUST ACCOUNTS

      Except as Previously Disclosed, Milford does not currently and has not previously administered any accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

2.20. INTELLECTUAL PROPERTY

      Milford owns the entire right, title and interest in and to, or has valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct the business and operations of Milford as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Milford. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Milford.

2.21. CERTAIN INFORMATION

      At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the Milford shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the Milford shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Milford relating to Milford shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.22. POOLING OF INTERESTS

      As of the date of this Agreement, Milford knows of no reason which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.


                                   ARTICLE 3.
                       REPRESENTATIONS AND WARRANTIES OF
                                  CFX AND BANK

      CFX and Bank hereby jointly and severally represent and warrant to Milford as follows:

3.1.  CAPITAL STRUCTURE OF CFX

      (a) As of the date hereof, (i) the authorized capital stock of CFX consists solely of 22,500,000 shares of common stock ("CFX Common Stock") and 3,000,000 shares of preferred stock ("CFX Preferred Stock"), (ii) there are not more than 7,512,000 shares of CFX Common Stock issued and outstanding, no shares of CFX Common Stock held in its treasury, and no shares of CFX Preferred Stock issued and outstanding, (iii) 860,000 shares of CFX Common Stock are reserved for issuance under employee stock option and incentive plans ("CFX Stock Option Plans"), and (iv) 3,200,000 shares of CFX Common Stock are reserved for issuance upon the acquisition of The Safety Fund Corporation ("Safety Fund Acquisition") pursuant to an Agreement and Plan of Merger dated January 5, 1996 by and between CFX and The Safety Fund Corporation.

      (b) As of the date hereof, except for shares of CFX Common Stock subject to options under the CFX Stock Option Plans, CFX is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of CFX. There are no agreements or understandings to which CFX is a party with respect to the voting of any shares of CFX Common Stock or which restrict the transfer of such shares.

      (c) All outstanding shares of CFX Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of CFX's capital stock has been issued in violation of the preemptive rights of any person. The shares of CFX Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

3.2.  ORGANIZATION, STANDING AND AUTHORITY OF CFX

      CFX is a duly organized corporation, validly existing and in good standing under the laws of New Hampshire, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CFX. CFX is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act").

3.3.  OWNERSHIP OF CFX SUBSIDIARIES; CAPITAL STRUCTURE OF CFX SUBSIDIARIES

      CFX does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "CFX Subsidiaries" and individually a "CFX Subsidiary"). The outstanding shares of capital stock or other equity interests of the CFX Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or interests are directly or indirectly owned by CFX free and clear of all liens, claims and encumbrances. No CFX Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any CFX Subsidiary, and there are no agreements, understandings or commitments relating to the right of CFX to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any CFX Subsidiary has been issued in violation of the preemptive rights of any person.


3.4.  ORGANIZATION, STANDING AND AUTHORITY OF CFX SUBSIDIARIES

      Each CFX Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each CFX Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on CFX. Each CFX Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on CFX.


3.5.  AUTHORIZED AND EFFECTIVE AGREEMENT

      (a) Each of CFX and Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFX and Bank, except that the affirmative vote of the holders of a majority of the votes cast by the holders of CFX Common Stock eligible to vote thereon is required to authorize the issuance of CFX Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with American Stock Exchange ("AMEX") policy. The Board of Directors of CFX has directed that this Agreement and the Plan of Merger be submitted to CFX's stockholders for approval at an annual or special meeting to be held as soon as practicable.

      (b)   Assuming the accuracy of the representation contained in
Section 2.3(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of CFX and Bank, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CFX or Bank with any of the provisions hereof or thereof shall
(i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of CFX or any CFX Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CFX or any CFX Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CFX or any CFX Subsidiary, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on CFX.

      (d) Except for approvals specified in Sections 4.1 and 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by CFX or Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

3.6.  SEC DOCUMENTS; REGULATORY FILINGS

      CFX has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. CFX and each of the CFX Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7.  FINANCIAL STATEMENTS

      The CFX Financial Statements fairly present the consolidated financial position of CFX and the consolidated CFX Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of CFX and the consolidated CFX Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein.


3.8.  MATERIAL ADVERSE CHANGE

      CFX has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1994.

3.9.  ABSENCE OF UNDISCLOSED LIABILITIES

      Neither CFX nor any CFX Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to CFX on a consolidated basis, or that, when combined with all similar liabilities, would be material to CFX on a consolidated basis, except as Previously Disclosed, as disclosed in the CFX Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1995.

3.10. BROKERS AND FINDERS

      Neither CFX nor any CFX Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that CFX has engaged and will pay a fee or commission to Alex. Brown & Sons Incorporated.


3.11. CERTAIN INFORMATION

      At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the CFX shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the CFX shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by CFX relating to CFX and the CFX Subsidiaries shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.12. LEGAL PROCEEDINGS

      Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on CFX and the CFX Subsidiaries, taken as a whole, neither CFX nor any of the CFX Subsidiaries is a party to any, and there are no pending or, to the best of CFX's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against CFX or any of the CFX Subsidiaries; and neither CFX nor any of the CFX Subsidiaries is a party to or subject to any order, judgment or decree.

3.13. COMPLIANCE WITH LAWS; REGULATORY EXAMINATIONS.

      (a) CFX and each of the CFX Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to CFX or any of the CFX Subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on CFX and the CFX Subsidiaries taken as a whole, and neither CFX or any of the CFX Subsidiaries has knowledge of any violation of any of the above.

      (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of CFX and the CFX Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of CFX, investigation into the business or operations of CFX or any of the CFX Subsidiaries since December 31, 1994. CFX has not received any objection from any regulatory agency to CFX's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of CFX or any of the CFX Subsidiaries.


3.14.       ENVIRONMENTAL ISSUES.

     Except where such violation, liability or noncompliance would not have a Material Adverse Effect on CFX and the CFX Subsidiaries, taken as a whole: (i) neither CFX nor any of the CFX Subsidiaries has violated during the last five years or is in violation of any federal, state or local environmental law; (ii) none of the properties owned or leased by CFX or any CFX Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither CFX nor any of the CFX Subsidiaries is liable for any off-site contamination; (iv) neither CFX nor any of the CFX Subsidiaries is liable under any federal, state or local environmental law; and
(v) CFX and each of the CFX Subsidiaries is, and has during the last five years been, in compliance with, all of their respective permits, licenses and other authorizations referred to under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

3.15. POOLING OF INTERESTS

      As of the date of this Agreement, CFX knows of no reason which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.


                                   ARTICLE 4.
                                   COVENANTS

4.1.  SHAREHOLDERS' MEETING

      CFX and Milford shall submit this Reorganization Agreement and the Plan of Merger and, in the case of CFX, the issuance of CFX Common Stock thereunder, to their respective shareholders for approval at annual or special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of Milford and CFX as determined by each after consultation with such board's counsel, the boards of directors of CFX and Milford shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2.  PROXY STATEMENT; REGISTRATION STATEMENT

      As promptly as practicable after the date hereof, CFX and Milford shall cooperate in the preparation of the Proxy Statements to be mailed to the shareholders of Milford and CFX in connection with the Merger and the transactions contemplated thereby and, if required, to be filed by CFX as part of the Registration Statement. In the event the issuance of CFX Common Stock in connection with the Merger is exempt from registration under Section 3(a)(10) of the Securities Act and the SEC's regulations and interpretations thereunder, no Registration Statement will be filed. In any case, it is anticipated that CFX and Milford will present the Merger to their respective shareholders pursuant to separate Proxy Statements. CFX will advise Milford, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CFX Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CFX shall take all actions necessary to register or qualify the shares of CFX Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CFX shall apply for approval to list the shares of CFX Common Stock to be issued in the Merger on the AMEX, subject to official notice of issuance, prior to the Effective Date.

4.3.  APPLICATIONS

      As promptly as practicable after the date hereof, CFX shall submit any requisite applications or petitions for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the FDIC pursuant to the Bank Merger Act, and the regulations promulgated thereunder, (ii) to the OTS pursuant to 12 C.F.R. Section 563.22, and (iii) to the New Hampshire Bank Commissioner pursuant to Chapter 388 or other applicable section of the New Hampshire Revised Statutes Annotated, and the regulations promulgated thereunder. Each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Milford and CFX each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.4.  BEST EFFORTS; CERTAIN NOTICES AND INFORMATION

      (a) CFX, Bank, and Milford shall each use its best efforts in good faith, and CFX shall cause its subsidiaries to use their best efforts in good faith, to (a) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Milford shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CFX, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude CFX from exercising its rights under the Stock Option Agreement. In the event that any party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties.


      (b) Milford shall give prompt notice to CFX, and CFX shall give prompt notice to Milford, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of Milford, CFX or the Bank, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

      (c) Milford shall provide and shall request its auditors to provide CFX with such historical financial information regarding it (and related audit reports and consents) as CFX may reasonably request for securities disclosure purposes.

      (d) During the period from the date of this Agreement until the earlier to occur of the Effective Date or the termination of this Agreement pursuant to
Section 6.1 hereof, CFX shall, from time to time when deemed appropriate by CFX or when requested by Milford, cause one or more of its representatives to confer with representatives of Milford and report any relevant information relating to any material transactions outside of CFX's ordinary course of business. CFX shall, to the extent practicable, provide Milford with prior notice of any press release relating specifically to the Safety Fund acquisition.

4.5.  INVESTIGATION AND CONFIDENTIALITY

      Milford and CFX each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. CFX and Milford each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. CFX and Milford agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's subsidiaries or representatives pursuant to Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated October 23, 1995 by and between Milford and CFX (the "Confidentiality Agreement").

4.6.  PRESS RELEASES

      Milford and CFX shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger, the Stock Option Agreement, or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

4.7.  COVENANTS OF MILFORD

      (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Merger Agreement, the Stock Option Agreement, or consented to or approved by CFX, Milford shall use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

      (b) Except with the prior written consent of CFX or except as Previously Disclosed or except as expressly contemplated or permitted by this Agreement, the Merger Agreement, or the Stock Option Agreement, Milford shall not:

            (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

            (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular semi-annual cash dividends on Milford Common Stock in amounts not in excess of $0.50 per share, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments;

            (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Stock Option Agreement or Rights outstanding at the date hereof;

            (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

            (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

            (6) amend its articles or certificate of incorporation or association or bylaws;

            (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

            (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

            (9) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

            (10)enter into any material swap, hedge or other similar off-balance sheet transaction;

            (11)liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $100,000 in any instance or $250,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments that exceed $25,000 in any instance or $100,000 in the aggregate;

            (12)increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice and except as Previously Disclosed;

            (13)enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees;

            (14)enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except that Milford may terminate its qualified noncontributory profit sharing plan and distribute the assets thereof prior to the Closing Date in a manner and pursuant to customary arrangements that the parties agree would be consistent with all applicable laws (including without limitation the Code);

            (15)change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

            (16)change its methods of accounting in effect at June 30, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended June 30, 1995, except as required by law;

            (17)solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Milford or any business combination with Milford other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify CFX as soon as practicable if any such inquiries or proposals are received by Milford, or if Milford or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type describe in this paragraph; or

            (18)agree to do any of the foregoing.

      (c) Milford agrees to approve, execute and deliver any amendment to this Reorganization Agreement and the Merger Agreement and any additional plans and agreements requested by CFX to modify the structure of, or to substitute parties to, the transactions contemplated hereby; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be delivered to the shareholders of Milford in connection with the Merger, (ii) adversely affect the tax treatment to the shareholders of Milford as a result of receiving such Merger consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 4.3 hereof or the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

4.8.  CLOSING; ARTICLES OF MERGER

      The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing ("Closing") to be held at the offices of CFX, 102 Main Street, Keene, New Hampshire, at 10:00 a.m. on the first business day that is at least 20 calendar days after the date on which the last of all required approvals for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, or at such other place, date or time as CFX and Milford may mutually agree upon, with the Merger to be consummated after such intermediate steps as CFX may specify. The Merger shall be effective at the time and on the date specified in the certificate of merger to be filed with the New Hampshire Bank Commissioner (the "Effective Date").

4.9.  AFFILIATES

      (a) Milford and CFX shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Milford within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling of interests" accounting treatment. Milford shall use its best efforts to cause each person so identified to deliver to CFX, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any CFX Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling of interests accounting treatment. Shares of CFX Common Stock issued to such affiliates in exchange for Milford Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of CFX and Milford have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

      (b) CFX shall use its best efforts to publish no later than 25 days after the end of the first calendar quarter in which there are at least 30 days of post-Merger combined operations (which calendar quarter may be the calendar quarter in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.10.MILFORD EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

      (a) All employees of Milford as of the Effective Date shall become employees of CFX or a CFX Subsidiary as of the Effective Date. Nothing in this Agreement shall give any employee of Milford a right to continuing employment with CFX after the Effective Date. As soon as practicable after the Effective Date, CFX shall provide or cause to be provided to all employees of Milford who remain employed by CFX or any CFX Subsidiary after the Effective Date with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of CFX or CFX's Subsidiaries holding similar positions, including without limitation employee benefits provided in accordance with CFX's severance policy, subject to the terms and conditions under which those employee benefits are made available to such employees; provided that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Milford prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of CFX, and provided further that this Section 4.10(a) shall not be construed to limit the ability of CFX and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate. In the event the Closing Date is on or before June 30, 1996, CFX agrees to implement, effective as of July 1, 1996, all scheduled increases in the rates of compensation for Milford employees who are CFX employees on July 1, 1996.

      (b) From and after the Effective Date, Bank shall assume the employment and severance agreements Previously Disclosed by Milford.

      (c) Bank's Board of Directors shall take all requisite action to elect as directors of Bank, effective as of the Effective Date, two directors to be designated by Milford, subject to Bank's approval.

      (d) From and after the Effective Date, Bank shall indemnify persons who served as directors and officers of Milford on or before the Effective Date in accordance with and subject to the provisions of Milford's Amended Articles of Agreement and Bylaws as delivered to CFX prior to the execution of this Reorganization Agreement. From and after the Effective Date, CFX will cause the persons who served as directors or officers of Milford on or before the Effective Date to be covered by Milford's existing directors' and officers' liability insurance policy (or policies of at least the same coverage and amounts and containing terms and conditions which are not less advantageous than such policy); provided that no such person shall be entitled to insurance coverage more favorable than that provided to the person in such capacity at the date hereof with respect to acts or omissions resulting from the person's service as such on or prior to the Effective Date, and provided further that CFX shall not be required to expend in any year more than 150 percent of the current per annum amount expended by Milford to maintain or procure insurance coverage pursuant hereto. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

5.1. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CFX, BANK AND MILFORD

      The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

      (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

      (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Board of Directors of CFX materially and adversely affects the anticipated economic and business benefits to CFX of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

      (c)   One of the following shall have occurred:

            (i) a Registration Statement (including any post-effective amendment thereto) shall have been filed with the Commission and shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of CFX threatened by the Commission to suspend the effectiveness of such Registration Statement;

            (ii) CFX and Milford shall have received a "no-action" letter from the staff of the Commission stating that, by reason of the exemption afforded by
Section 3(a)(10) of the Securities Act, it will not recommend any enforcement action to the Commission with respect to the issuance of CFX Common Stock in exchange for Milford Common Stock in connection with the Merger without registration thereof under the Securities Act; or

            (iii) CFX and Milford shall have received an opinion of counsel to CFX reasonably satisfactory to CFX and Milford to the effect that the issuance of CFX Common Stock in exchange for Milford Common Stock in connection with the Merger is exempt from the registration provisions of the Securities Act by reason of the exemption afforded by Section 3(a)(10) thereof;

      (d) CFX shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

      (e) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Milford is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Milford;

      (f) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

      (g) The shares of CFX Common Stock that may be issued in the Merger shall have been approved for listing on the AMEX, subject to official notice of issuance; and

      (h) Milford and CFX shall have received an opinion of Arnold & Porter, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date:

            (1) the Merger shall constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;

            (2) no gain or loss will be recognized by Milford on the transfer of its assets to the Bank pursuant to the Merger;

            (3) no gain or loss will be recognized by a shareholder of Milford who exchanges all of the shareholder's Milford Common Stock solely for CFX Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in CFX Common Stock);

            (4) the tax basis of the CFX Common Stock received by a sharehold-er who exchanges all of the shareholder's Milford Common Stock solely for CFX Common Stock in the Merger will be the same as the tax basis of the Milford Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

            (5) the holding period of the shares of CFX Common Stock to be received by a shareholder of Milford will include the period during which such shareholder held the shares of Milford Common Stock surrendered in exchange therefor, provided the Milford Common Stock surrendered is held as a capital asset on the Effective Date.

5.2.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MILFORD

      The obligations of Milford to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Milford pursuant to Section 6.4 hereof:

      (a)   The representations and warranties of CFX and Bank set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Milford; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CFX;

      (b) CFX and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger prior to the Effective Date;

      (c) CFX and Bank each shall have delivered to Milford a certificate, dated the Closing Date and signed by its President or Chief Financial Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

      (d) Milford shall have received an opinion of Devine, Millimet & Branch, counsel to CFX, dated the Closing Date, as to such matters as Milford may reasonably request with respect to the transactions contemplated hereby.

5.3.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CFX AND BANK

      The respective obligations of CFX and Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by CFX pursuant to Section 6.4 hereof:

      (a) The representations and warranties of Milford set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by CFX; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this paragraph
(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Milford;

      (b) Milford shall have, in all material respects, performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

      (c) Milford shall have delivered to CFX and Bank a certificate, dated the Closing Date and signed by its President and Chief Executive Officer to the effect that the conditions set forth in this section have been satisfied;

      (d) No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests;

      (e) CFX shall have received from Shatswell, MacLeod & Co. a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding Milford, in form and substance which is customary in transactions of the nature contemplated by this Agreement; and


      (f) CFX and Bank shall have received an opinion of Thompson & Mitchell, counsel to Milford, dated the Closing Date, as to such matters as CFX and Bank may reasonably request with respect to the transactions contemplated hereby.

                                   ARTICLE 6.
                       TERMINATION, WAIVER AND AMENDMENT

6.1.  TERMINATION

      This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of CFX and Milford:

      (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto.

      (b) At any time on or prior to the Closing Date, by CFX in writing, if Milford has, or by Milford in writing, if CFX or Bank has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger, or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

      (c) At any time, by any party hereto in writing, if the applications for prior approval or consents referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Merger.

      (d) At any time, by any party hereto in writing, if the shareholders of CFX or Milford do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose.

      (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on December 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

      (f) By Milford, if the CFX Price (as that term is defined in the Plan of Merger) is less than $12.10 and Milford provides written notice to CFX prior to the third business day immediately preceding the Closing Date of its intent to terminate this Agreement pursuant to this Section 6.1(f) and CFX does not elect to increase the Exchange Ratio (as that term is defined in the Plan of Merger) to $32.67 - CFX Price.


6.2.  EFFECT OF TERMINATION

      In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5, 4.6, 7.1 and 7.7 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

      All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CFX, Bank or Milford (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CFX or Milford, the aforesaid representations, warranties and covenants being material inducements to the consummation by CFX, Bank and Milford of the transactions contemplated herein.

6.4.  WAIVER

      Except with respect to any required shareholder or regulatory approval, CFX and Milford, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of CFX and Milford) extend the time for the performance of any of the obligations or other acts of Milford, on the one hand, or CFX or Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that, after any such approval by the shareholders of Milford, no such modification shall (i) alter or change the amount or kind of Merger consideration to be received by holders of Milford Common Stock as provided in the Plan of Merger, or (ii) adversely affect the tax treatment to Milford shareholders as a result of the receipt of such Merger consideration.

6.5.  AMENDMENT OR SUPPLEMENT

      This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7.
                                 MISCELLANEOUS

7.1.  EXPENSES

      Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that CFX and Milford each shall bear and pay 50 percent of all printing and mailing costs and filing fees associated with the Registration Statement, if required, and the Proxy Statements.

7.2.  ENTIRE AGREEMENT

      This Reorganization Agreement, the Plan of Merger and the Stock Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.  NO ASSIGNMENT

      No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.  NOTICES

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to Milford:

      Milford Co-Operative Bank
      57 South Street
      Milford, N.H.  03055
      Attention:  Richard D. D'Amato
      Facsimile No.:  603-673-8731

      With a copy to:

      Thompson & Mitchell
      700 14th Street, N.W.

      Suite 900
      Washington, D.C.  20005
      Attention:  Richard A. Schaberg, Esquire
      Facsimile No.:  202-508-1010

      If to CFX or Bank:

      CFX Corporation
      102 Main Street
      Keene, N.H.  03431
      Attention:  Mark A. Gavin
      Facsimile No.:  603-358-5028

      With a copy to:

      Arnold & Porter
      555 Twelfth Street, N.W.
      Washington, D.C.  20004
      Attention:  Steven Kaplan, Esquire
      Facsimile No.:  202-942-5999

7.5.  CAPTIONS

      The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.  COUNTERPARTS

      This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.  GOVERNING LAW

      This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

[Remainder of page left intentionally blank; signatures appear on next page.]


      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                  MILFORD CO-OPERATIVE BANK



                   By:   /s/
                        -------------------------------------
                        Richard D. D'Amato
                        President and Chief Executive Officer


                  CFX CORPORATION



                   By:  /s/
                        -------------------------------------
                        Peter J. Baxter,
                        President and Chief Executive Officer



                  CFX BANK



                   By:  /s/
                        -------------------------------------
                        Peter J. Baxter,